EX-16.13.y

FEE WAIVER AGREEMENT

THIS FEE WAIVER AGREEMENT, effective as of December 10, 2015, by and between NATIONWIDE FUND  ADVISORS (“NFA”) and NATIONWIDE VARIABLE INSURANCE TRUST, a Delaware statutory trust (the “Trust”), on behalf of the following series (each, a “Fund, and collectively, the “Funds”):

NVIT Growth Fund (formerly, American Century NVIT Growth Fund)
NVIT Large Cap Growth Fund
NVIT Multi-Manager Small Company Fund
NVIT Multi-Manager Large Cap Growth Fund

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management company of the series type, and each Fund is a separate series of the Trust; and

WHEREAS, NFA serves as investment adviser to the Trust, including the Fund, pursuant to an investment advisory agreement, dated May 1, 2007, between NFA and the Trust, under which the Trust pays fees to NFA as specified therein (“Advisory Fees”);

NOW, THEREFORE, the parties hereto agree as follows:

1.           Fee Waiver Amount:

1.1           NFA agrees to waive an amount of Advisory Fees in respect of the Funds, equal to the amount shown in the table below, calculated monthly based on each Fund’s average daily net assets.

Name of Fund	Amount of Advisory Fee Waiver
NVIT Growth Fund (formerly, American Century NVIT Growth Fund)	0.139%
NVIT Large Cap Growth Fund	0.038%
NVIT Multi-Manager Small Company Fund	0.015%
NVIT Multi-Manager Large Cap Growth Fund	0.036%

1.2           NFA acknowledges that it shall not be entitled to collect on, or make a claim for, Advisory Fees waived hereunder at any time in the future.

2.           Term and Termination of Agreement:

2.1           This Agreement shall continue in effect until May 1, 2017.

3.           Miscellaneous:

3.1           This Agreement supersedes and replaces all prior Fee Waiver Agreements with respect to the Funds listed herein, including the Fee Waiver Agreement with respect to the NVIT Growth Fund (formerly, American Century NVIT Growth Fund), the NVIT Large Cap Growth Fund, the NVIT Multi-Manager Small Company Fund and the NVIT Multi-Manager Large Cap Growth Fund dated May 1, 2015.

3.2           Captions.  The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

3.3           Interpretation.  Nothing herein contained shall be deemed to require the Trust or a Fund to take any action contrary to the Trust’s Agreement and Declaration of Trust or By-Laws, or any applicable statutory or regulatory requirement to which the Trust or a Fund is subject or by which the Trust or a Fund is bound, or to relieve or deprive the Trust’s Board of Trustees of the Board’s responsibility for and control of the conduct of the affairs of the Trust or the Funds.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the day and year first above written.

NATIONWIDE VARIABLE INSURANCE TRUST

By:  /s/ Michael S. Spangler
Name: Michael S. Spangler
Title:  President

NATIONWIDE FUND ADVISORS

By:  /s/ Michael S. Spangler
Name: Michael S. Spangler
Title: President